Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-8 (No.333-291544) of our report dated April 15, 2026 with respect to our audits of the consolidated financial statements of Hang Feng Technology Innovation Co., Ltd. and its subsidiaries as of December 31, 2025 and 2024 and for each of the years in the two-year period ended December 31, 2025, which appears in this Annual Report on Form 20-F.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Wei, Wei & Co., LLP

Flushing, New York

April 15, 2026